Exhibit 10.41

MEMORANDUM OF UNDERSTANDING

The Board of Directors of Central Pacific Bank (“Bank”) agree to take the actions outlined below to enhance and improve the Bank Secrecy Act (BSA) and Anti-Money Laundering (AML) compliance program and to address and resolve the deficiencies detailed in the Safety and Soundness Report of Examination dated August 10, 2010, prepared jointly by the Federal Deposit Insurance Corporation (“FDIC”) and the Hawaii Department of Financial Institutions (“HDFI”).

This Memorandum of Understanding (“Memorandum”) is entered into jointly with the San Francisco Regional Director of the Federal Deposit Insurance Corporation (“Regional Director”) and the Commissioner of the Hawaii Department of Financial Institutions (“Commissioner”).

1.             Within 60 days of the effective date of this MEMORANDUM, the Bank shall comply in all material respects with the provisions of the Bank Secrecy Act (“BSA”) as set forth in Part 326 of the FDIC’s Rules and Regulations, the Suspicious Activity Reporting requirements contained in Part 353 of the FDIC’s Rules and Regulations, and Section 314(a) of the Patriot Act as codified by Part 31 C.F.R. 103.100 of the U.S. Treasury Recordkeeping Regulations.

2.             Within 45 days of the effective date of the MEMORANDUM, the Bank shall develop, adopt, and implement a written action plan designed to ensure compliance with all provisions of the BSA rules and regulations, Section 326.8; Part 353 of the FDIC’s Rules and Regulations; and Section 314(a) of the Patriot Act.  The plan shall be in a form and manner acceptable to the Regional Director as determined at subsequent examinations and/or visitations of the Bank.  At a minimum, the plan must:

(a)                                  Establish a system of internal controls to ensure BSA compliance with the rules and regulations issued pursuant thereto, including the development and adoption of comprehensive written policies and procedures, as required by the applicable provisions of Section 326.8 of the FDIC’s Rules and Regulations.  Internal controls must be sufficient to detect and monitor all transactions to ensure that they are not being conducted for illegitimate purposes; the internal control structure shall also ensure appropriate BSA oversight and controls within the Trust function; and that there is full compliance with all applicable laws and regulations.

(b)                                 Ensure adequate Customer Identification Program and Customer Due Diligence policies, procedures and processes through-out the bank, including the trust department.  Customer due diligence and data collection shall be commensurate with the risk of the customer and shall be completed on an ongoing and as-needed basis to ensure the timely identification and reporting of unusual and suspicious activity.

(c)                                  Provide for comprehensive independent testing of compliance with all BSA-related rules and regulations.  This independent testing must be performed at least annually, be fully documented, and presented to the Bank’s entire Board of Directors.  The independent review shall include, at a minimum, the following:

(i)            an assessment to ensure that the Bank is complying with the BSA and that appropriate personnel possess the requisite knowledge necessary to comply with the BSA;

(ii)           an assessment to ensure that all procedures are in writing and are complete and accurate;

(iii)          a review to ensure that procedures are effective and fully implemented;

(iv)          a review to assess that management information systems for BSA and BSA monitoring techniques are effective and sufficient;

(v)           a process to test compliance with Section 3l4(a) of the Patriot Act to ensure that information sharing with law enforcement officials is conducted and complies with FinCEN’s most current requirements; and

(vi)          an assessment to ensure that Suspicious Activity Reports (“SARs”) are adequately completed, submitted and reported to the Bank’s Board of Directors.

Such testing shall include at least once every two years a full review of the BSA software parameters to ensure satisfactory performance and the identification of unusual or suspicious activity per the requirements established in the BSA.  Such testing shall include both a review of the rule sets in conjunction with the activities occurring at the bank and the risk profile of the institution as well as a review of the data inputs to ensure that all applicable information is included in the monitoring software.  The independent testing should be conducted by qualified, trained and experienced parties.  The Bank’s Board must ensure that adequate procedures are used by any third parties to satisfactorily test all BSA/AML compliance as well as 3l4(a) of the Patriot Act.

(d)           Ensure that the Bank’s BSA compliance program is managed by an individual with proven ability and experience as a BSA compliance officer who has sufficient time to devote to the BSA duties.  The BSA Officer shall be charged with managing both strategic and day-to-day BSA functions, whether directly or through additional staff.  The BSA Officer shall have responsibility for all BSA compliance and related matters, including, without limitation:

(i)            Identification of, and timely, accurate, and complete reporting to law enforcement and supervisory authorities of unusual or suspicious activity or known or suspected criminal activity perpetrated against or involving the Bank; and

(ii)           Monitoring the Bank’s compliance and ensuring that full and complete corrective action is taken with respect to previously identified apparent violations and deficiencies.

(e)                                  Develop policy and procedures that addresses compliance with Section 3l4(a) of the USA Patriot Act for information sharing with law enforcement and financial intuitions, which addresses requirements under Section 103.100 of the Treasury

Department’s Financial Recordkeeping regulations.  The procedures should adequately detail how information searches will be conducted, who is responsible to conduct the information searches, the receipt and maintenance of certification if the institution is relying an alternate party to conduct searches, and written agreements detailing each parties responsibilities in relation to search searches and the reporting of findings.  Mechanisms should be developed to ensure that searches are conducted timely and completely, regardless of the party conducting the search.

(f)            The Board shall provide adequate BSA/AML resources, including sufficient staff size, knowledge, and experience to effectively manage the BSA program in a satisfactory and timely manner.  This includes providing sufficient internal and external training to conduct job assignments effectively.

3.             Within 60 days of the effective date of this MEMORANDUM, the Bank shall implement actions to address and correct all deficiencies and apparent violations of laws and regulations related to the BSA noted in the August 10, 2010, Safety and Soundness Report of Examination.  These corrective measures shall be reported monthly to the Board of Directors until such time as it is determined that the overall BSA compliance program has been restored to a satisfactory condition.

4.             Within 30 days after the end of the first quarter following the effective date of this MEMORANDUM, and within thirty (30) days after the end of each quarter thereafter, the bank shall furnish written progress reports to the Regional Director detailing the form and manner of any actions taken to secure compliance with this MEMORANDUM and the results thereof.  The reports may be discontinued when the corrections required by this MEMORANDUM have been accomplished and the Regional Director has released the bank, in writing, from submitting further reports.

The provisions of this MEMORANDUM shall be binding upon the bank, and any institution-affiliated party as such term is defined in section 3(u) of the Act, 12 U.S.C. 1813(u), to include, its directors, officers, employees, agents, successors, assigns, and other persons participating in the conduct of the affairs of the bank.

This MEMORANDUM shall become effective on the date below.

The provisions of this MEMORANDUM shall remain effective except to the extent that, and until such time as, any provisions of this MEMORANDUM shall have been modified, terminated, suspended, or set aside by the FDIC.

Dated	February 9, 2011

FEDERAL DEPOSIT INSURANCE CORPORATION		STATE OF HAWAII DIVISION OF FINANCIAL INSTITUTIONS

By:	/s/ J. George Doerr, for	By:	/s/ Iris Ikeda Catalani
	Stan Ivie		Iris Ikeda Catalani
	Regional Director		Commissioner

CENTRAL PACIFIC BANK — BOARD OF DIRECTORS

/s/ Richard J. Blangiardi	/s/ Christine H.H. Camp
Richard J. Blangiardi	Christine H.H. Camp

/s/ Jeffrey S. Cavanaugh	/s/ John C. Dean
Jeffrey S. Cavanaugh	John C. Dean

/s/ Earl E. Fry	/s/ B. Jeannie Hedberg
Earl E. Fry	B. Jeannie Hedberg

/s/ Duane K. Kurisu	/s/ Paul J. Kosasa
Duane K. Kurisu	Paul J. Kosasa

/s/ Ronald K. Migita	/s/ Colbert M. Matsumoto
Ronald K. Migita	Colbert M. Matsumoto

/s/ Mike K. Sayama	/s/ Crystal K. Rose
Mike K. Sayama	Crystal K. Rose

/s/ Dwight L. Yoshimura	/s/ Maurice H. Yamasato
Dwight L. Yoshimura	Maurice H. Yamasato